EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS JULY 21, 2005

USA Truck, Inc. (NASDAQ: USAK) today announced that it has filed a registration statement with the Securities and Exchange Commission to offer 3,000,000 share of common stock in a public offering. Of the shares to be offered, the Company will offer 2,000,000 shares, and the selling stockholders, which include Robert M. Powell, Chairman and CEO, Jerry D. Orler, President, and Mr. Orler’s spouse, will offer 1,000,000 shares. In addition, Mr. Powell has granted the underwriters an option to purchase up to an additional 450,000 shares of common stock to cover the over-allotment. A.G. Edwards will act as lead manager of the offering and Stephens Inc., BB&T Capital Markets and Morgan Keegan & Company, Inc. will act as co-managers.

The registration statement on Form S-3 has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

When available, copies of the preliminary prospectus relating to the offering may be obtained from the offices of A.G. Edwards, One North Jefferson, St. Louis, Missouri 63103.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Our results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities throughout the continental United States and into and out of Mexico and portions of Canada. We transport many types of freight and provide complementary third party logistics and freight brokerage services for a diverse customer base.

— —

Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633